                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                           PAYLESS SHOE SOURCE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                               Payless ShoeSource
                          3231 SOUTH EAST SIXTH STREET
                              TOPEKA, KANSAS 66607

                                                                  April 12, 1999

Dear Fellow Shareowner,

     On behalf of the Board of Directors and management of Payless ShoeSource, Inc., I cordially invite you to attend the Annual Meeting of Shareowners at the Washburn University Bradbury Thompson Center, on the corner of 17th Street and Jewell Avenue, Topeka, Kansas on Friday, May 28, 1999 at 10:00 a.m. Central Daylight Saving Time. At the meeting, you will hear a report on the Company's progress in 1998, our strategies for the future, and you will have a chance to meet the Company's directors and executives, including our new President, Ken C. Hicks. In addition, we will conduct the following business:

     - Elect three directors, each for a three-year term

     - Ratify the appointment of Arthur Andersen LLP as independent accountants for fiscal year 1999

     - Conduct other business, if properly raised

     In the following pages you will find the formal notice of the meeting and the proxy statement. The proxy statement provides more detail about the agenda and procedures for the meeting and includes biographical information about the director candidates.

     Even if you only own a few shares, we want your shares to be represented at the meeting. I urge you to complete, sign, date and return your proxy card promptly in the enclosed envelope or vote via the Internet as indicated on the proxy card and instructions. To attend the meeting in person, please follow the instructions on page 1.

     Thank you for your investment in Payless ShoeSource.

                                          Sincerely,
                                          /s/ Steven J. Douglass
                                          Steven J. Douglass
                                          Chairman and Chief Executive Officer

DIRECTIONS TO WASHBURN UNIVERSITY BRADBURY THOMPSON CENTER

     The Bradbury Thompson Center is located on the Washburn University Campus on the southwest corner of 17th Street and Jewell Avenue. The Annual Meeting will be held in the Ruth Garvey Fink Room, First Floor of the Bradbury Thompson Center.

     Parking is available for you in Parking Lots 10 and 11. From the parking lot, you may enter the Bradbury Thompson Center from the south or east entrances.
                                     [MAP]

                               Payless ShoeSource



       NOTICE OF PAYLESS SHOESOURCE, INC., ANNUAL MEETING OF SHAREOWNERS

     DATE:
               May 28, 1999

     TIME:
               10:00 a.m. Central Daylight Saving Time

     PLACE:
               Washburn University Bradbury Thompson Center
               Corner of 17th Street and Jewell Avenue
               Topeka, Kansas

     PURPOSES:
               Elect three directors, each for a three-year term
               Ratify the appointment of Arthur Andersen LLP as independent accountants for fiscal year 1999
               Conduct other business, if properly raised

     WHO MAY VOTE?
               Only shareowners of record on April 2, 1999 may vote at the meeting.

     Your vote is important. Please promptly complete, sign, date and return your proxy card in the enclosed envelope. You may also vote via the Internet at HTTP://WWW.UMB.COM/PROXY. If you attend the meeting, you may revoke your proxy and vote in person, if you wish to do so.





                                          /s/ WILLIAM J. RAINEY
                                          William J. Rainey
                                          Secretary

April 12, 1999

                               Payless ShoeSource

PROXY STATEMENT                                              GENERAL INFORMATION
PAYLESS SHOESOURCE, INC.

WHAT ARE THE PURPOSES OF THIS MEETING?

     The purposes of this meeting are to (i) elect three directors, each for a three-year term, (ii) ratify the appointment of Arthur Andersen LLP as the Company's independent accountants for fiscal year 1999 and (iii) conduct other business, if properly raised.

WHO MAY VOTE?

     Shareowners of Payless ShoeSource, Inc., a Delaware corporation ("Payless" or the "Company"), as recorded in our stock register on April 2, 1999, may vote at the meeting.

HOW TO VOTE?

     You may vote in person at the meeting or by proxy. Proxies may be submitted either via United States Mail or the Internet at HTTP://WWW.UMB.COM/PROXY. We recommend you vote by proxy even if you plan to attend the meeting. If you attend the meeting, you may revoke your proxy and vote in person, if you wish to do so.

HOW DO PROXIES WORK?

     The Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You also may vote for or against the other proposals or abstain from voting. If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of our director candidates and in favor of the Management proposals.

WHY DID I RECEIVE MULTIPLE PROXY CARDS?

     You may receive more than one proxy or voting instruction card depending on how you hold your shares. You will receive a proxy card for shares registered in your name. Payless employees will receive a voting instruction card for the aggregate number of shares they hold in the Company's profit sharing plan and shares held by the employee stock purchase plan. If you hold shares through someone else, such as a stockbroker, you may also get material from them asking how you want to vote.

HOW DO I REVOKE MY PROXY?

     You may revoke your proxy before it is voted by submitting a new proxy card with a later date. Record holders may also revoke their proxy by voting in person at the meeting or by notifying the Company's Secretary in writing at the address listed under "Questions" on page 18.

WHAT IS A QUORUM?

     In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either in person or by proxy. Shares owned by Payless are not voted and do not count for this purpose.

HOW MANY VOTES ARE NEEDED?

     The director candidates receiving the most votes will be elected to fill the seats on the Board. The other Management proposal will pass if a majority of the votes cast on that proposal are in favor of it. We count abstentions and broker non-votes to determine if a quorum is present, but not to determine if a proposal passes. When a broker returns a proxy but does not have authority to vote on a particular proposal, we call it a "broker non-vote."

WHO MAY ATTEND THE MEETING?

     Only shareowners, their proxy holders and the Company's guests may attend the meeting. The lower half of your proxy or voting instruction card is your admission ticket. Please bring the admission ticket with you to the meeting.

     If you hold your shares through someone else, such as a stockbroker, send proof of your ownership to the Secretary at the address listed under "Questions" on page 18, and we will send you an admission ticket. Alternatively, you may bring proof of ownership with you to the meeting. Acceptable proof could include an account statement showing that you owned Payless shares on April 2, 1999.
                           -------------------------

    This Proxy Statement and the enclosed form of proxy are being mailed to shareowners
                          on or about April 12, 1999.

                       PROPOSAL I: ELECTION OF DIRECTORS

PROPOSAL I ON THE ACCOMPANYING PROXY CARD.

DIRECTORS AND NOMINEES FOR DIRECTORS

     The Board currently consists of nine Directors divided into three classes serving staggered terms. Six of the Company's current Directors are serving in two classes with terms that continue beyond the Annual Meeting, and they are not subject to election at the Annual Meeting. Two Directors, Messrs. Steven J. Douglass and Howard R. Fricke, serve in a class with a term that expires at the Annual Meeting, and these Directors are nominees of the Board for reelection at the Annual Meeting. Mr. Ken C. Hicks was elected to the Board in January 1999 filling a vacancy caused by increasing the size of the Board. Mr. Hicks is also a nominee of the Board for reelection at the Annual Meeting. Once elected at the Annual Meeting, each of Messrs. Douglass, Fricke and Hicks will serve a term of three years to expire at the annual meeting of shareowners to be held in the year 2002 or until his successor is elected and qualifies.

     Messrs. Richard A. Jolosky, Robert L. Stark and Ms. Mylle B. Mangum, have terms expiring at the 2000 Annual Meeting of Shareowners and Messrs. Thomas A. Hays, Michael E. Murphy and Daniel Boggan Jr. have terms expiring at the 2001 Annual Meeting of Shareowners.

     Each nominee has consented to being named as a nominee and to serve, if elected. If any nominee should subsequently become unavailable for election, the holders of proxies may, in their discretion, vote for a substitute or the Board may reduce the number of Directors to be elected.

     Further information concerning the nominees for election as Directors at the Annual Meeting and the continuing Directors, including their employment during at least the past five years, appears below.

     DIRECTORS SUBJECT TO ELECTION:

     STEVEN J. DOUGLASS is 49 years old and has served as Chairman of the Board and Chief Executive Officer of Payless since May 4, 1996, the date on which the Payless Common Stock was distributed in a spin-off by The May Department Stores Company ("May") to its shareowners (the "Spin-off"). Mr. Douglass was also Chairman and Chief Executive Officer of Payless from April, 1995 until the Spin-off. He joined Payless in 1993 and served as Senior Vice President/Director of Retail Operations from 1993 to January, 1995 and as Executive Vice President/Director of Retail Operations from January, 1995 to April, 1995. Prior to his association with Payless, Mr. Douglass held several positions at divisions of May, serving as Chairman of May Company, Ohio (1990-1993) and Senior Vice President and Chief Financial Officer of J.W. Robinsons (1986-1990). Mr. Douglass is a director of The Security Benefit Group of Companies. Mr. Douglass has served as a Director of Payless since April 30, 1996.

     HOWARD R. FRICKE is 63 years old and has been Chairman of the Board and Chief Executive Officer of The Security Benefit Group of Companies since 1988. Mr. Fricke also serves as a director of The Security Benefit Group of Companies, UMB Financial Corporation and ONEOK, Inc. Mr. Fricke has served as a Director of Payless since April 30, 1996.

     KEN C. HICKS is 46 years old and has served as President of Payless since January 28, 1999. Before joining Payless, he was Executive Vice President and General Merchandise Manager for Home Shopping Network, Inc. Prior to his association with Home Shopping Network, Inc., Mr. Hicks held several positions with May serving as Senior Vice President and General Merchandise Manager of Foley's Department Stores (1995-1998), Senior Vice President and General Merchandise Manager for May Merchandising Company (1990-1995) and as Senior Vice President of Strategic Planning for May (1987-1990). Mr. Hicks has served as a Director of Payless since January 28, 1999.

THE BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF PAYLESS COMMON STOCK VOTE IN FAVOR OF ALL OF THE ABOVE NOMINEES.

     CONTINUING DIRECTORS:

     DANIEL BOGGAN JR. is 53 years old and has served as Senior Vice President of The National Collegiate Athletic Association (the "NCAA") since August, 1998. He joined the NCAA in 1994 as Group Executive Director for Education Services and served as Chief Operating Officer from January, 1996 to August, 1998. Prior to his tenure with the NCAA, Mr. Boggan served as Vice Chancellor of the University of California (1986-1994) and City Manager of Berkeley, California (1982-1986). Mr. Boggan is a director of The Clorox Company. Mr. Boggan has served as a Director of Payless since September 18, 1997.

     THOMAS A. HAYS is 66 years old and is the former Deputy Chairman of May. He served in such capacity from 1993 through April, 1996. He also served as a director of May from 1983 through 1996. Mr. Hays joined May in 1969 in the finance and operations areas. From 1972 to 1984, he served as Chairman, President or Chief Executive Officer of several operating divisions of May. Mr. Hays was named Vice Chairman of May in 1982 and President in 1985. Mr. Hays is also a director of Ameren Corporation and Leggett & Platt, Incorporated. Mr. Hays has served as a Director of Payless since April 30, 1996.

     RICHARD A. JOLOSKY is 64 years old and has served as Vice Chairman of Payless since January 28, 1999. He served as President of Payless from 1996 through January, 1999. Mr. Jolosky initially joined Payless in September, 1982, serving as Executive Vice President-Merchandising (1982-1984) and then as President (1985-1988). Mr. Jolosky was previously President and Chief Executive Officer of Silverman Jewelry Company (1995-1996) and Chief Executive Officer of the Richard Allen Company (1992-1995). Mr. Jolosky is a director of Stage Stores, Inc. and has served as a Director of Payless since April 30, 1996.

     MYLLE B. MANGUM is 50 years old and joined Carlson Wagonlit Travel (now known as CWT Holdings, Inc.) in March, 1997 as President-Global Payment Systems and Senior Vice President-Expense Management and Strategic Planning. She was previously Executive Vice President-Strategic Management for Holiday Inn Worldwide (1992-1997). Ms. Mangum was previously employed with BellSouth Corporation as Director-Corporate Planning and Development (1986-1992). She is a director of Reynolds Metals Company, Scientific-Atlanta and The Woodruff Arts Center. Ms. Mangum has served as a Director of Payless since November 20, 1997.

     MICHAEL E. MURPHY is 62 years old and is the former Vice Chairman and Chief Administrative Officer of Sara Lee Corporation ("Sara Lee"). He served in such capacity from 1994 through 1997. In addition, he served as a director of Sara Lee from 1979 through October, 1997. Mr. Murphy joined Sara Lee in 1979, serving as Executive Vice President and Chief Financial and Administrative Officer (1979-1993) and as Vice Chairman and Chief Financial and Administrative Officer (1993-1994). Mr. Murphy is a member of Chicago Committee of the Chicago Council on Foreign Relations and a director of American General Corporation, Bassett Furniture Industries, Inc., True North Communications, Inc., Northwestern Memorial Corporation (university hospitals), Civic Federation, Big Shoulders Fund and Jobs for Youth, Chicago Cultural Center Foundation, Chicago's Lyric Opera and GATX Corporation. Mr. Murphy is also a member of the Board of Trustees of Northern Funds (a family of mutual funds). Mr. Murphy has served as a Director of Payless since April 30, 1996.

     ROBERT L. STARK is 65 years old and was Dean of The Regents Center at the University of Kansas from 1993 until his retirement in August, 1997. Prior to his becoming Dean, Mr. Stark was employed by Hallmark Cards, Inc. for 35 years in several capacities, including: Executive Vice President and President of the Personal Communication Group; Senior Vice President and Group Vice President of Hallmark and President of Hallmark Canada. Mr. Stark served as a director of Hallmark from 1976 to 1993. He is currently a director of Champion Enterprises, Inc. Mr. Stark has served as a Director of Payless since April 30, 1996.

THE BOARD AND COMMITTEES OF THE BOARD

     The Board of Directors of the Company held a total of 12 meetings during fiscal 1998. No Director, except for Mr. Hays, attended less than 75% of the aggregate of (i) the total number of board meetings held during the period for which such director held such office and (ii) the total number of meetings held by all Board committees on which such director served during the periods that such director served.

     The Board has two committees: an Audit and Finance Committee (the "Audit and Finance Committee") and a Compensation and Nominating Committee (the "Compensation Committee").

     Compensation of Directors. Management directors are not entitled to additional compensation for their service as a Director, attendance at Board or committee meetings or at meetings of the shareowners. Under the Company's Restricted Stock Plan for Non-Management Directors, each Director who is not an officer of Payless receives 1,000 shares of Payless Common Stock upon joining the Board. As of the date of each annual meeting, non-management directors also are awarded an annual fee of $35,000 payable in Payless Common Stock and cash compensation of $5,000. All such shares of Payless Common Stock are subject to restrictions on transferability and to forfeiture. For 1998, the annual fee of $35,000 was paid as 500 shares of Payless Common Stock per non-management director, as determined based upon the arithmetic average of the high and low trading prices of the shares on the date of the annual meeting, May 22, 1998. The cash portion of the annual fee vests one-fifth on the date of each regular meeting of the Board following the annual meeting. Non-management directors are also paid $1,000 in cash per meeting for attending more than twelve meetings (Board and committee) in a year. Non-management directors may elect to defer all or any portion of their compensation under the Deferred Compensation Plan for Non-Management Directors of Payless.

     The Restricted Stock Plan for Non-Management Directors referred to above provides for the issuance of not more than 300,000 shares of Payless Common Stock, subject to adjustment for changes in the Company's capital structure. Initial grant shares vest 20% per year over a five year period following the date of grant. The annual retainer shares vest one-half on November 1 following the date of the grant (annual meeting date) and one-half on May 1 following the date of the grant. Shares awarded under the plan may not be sold during a person's tenure as a Director. The Restricted Stock Plan for Non-Management Directors may not be amended in a manner that would increase the number of shares of Payless Common Stock issuable thereunder, change the class of persons eligible to participate thereunder or otherwise materially increase benefits or modify eligibility requirements without shareowner approval.

     The Deferred Compensation Plan for Non-Management Directors referred to above allows each Director to defer receipt of any fee received for services as a Director, whether payable as restricted stock or cash, until after the calendar year in which the person ceases to serve as a Director.

     Audit and Finance Committee. The Audit and Finance Committee recommends to the Board the firm of independent public accountants to audit the Company's financial statements, the proposed engagement arrangements for the independent public accountants for each fiscal year and the advisability of having the independent public accountants perform consulting or other special projects, make specified studies and reports regarding auditing matters, accounting procedures, tax or other matters. The Audit and Finance Committee reviews results of the audit for each fiscal year, such accounting policies of Payless as are deemed appropriate for review by the Audit and Finance Committee, the coordination between the independent public accountants and auditors and the Company's internal auditing group, the scope and procedures of the Company's internal audit work and the quality and composition of the Company's internal audit staff. The Audit and Finance Committee is responsible for reviewing and making recommendations to the Board with respect to matters such as the following: the financial policies of Payless; debt ratings, short-term versus long-term debt positions; debt-to-capitalization ratios; fixed charge coverage; working capital and bank lines; dividend policy; the long-range financial plans of Payless; the Company's capital expenditure program, including rate of return standards and evaluation methods; specific debt and/or equity placement activities; external financial relationships with investment bankers, commercial bankers, insurance companies, etc.; financial public relations and communication programs; profit sharing plan investments; financial aspects of proposed acquisitions and/or divestitures; and Payless insurance and risk management program. The members of the Audit and Finance Committee, during the 1998 fiscal year, were Messrs. Hays, Murphy (Chairman), Stark and Fricke and Ms. Mangum, each of whom was an independent director as required by the rules of the NYSE. During the 1998 fiscal year, the Audit and Finance Committee met three times.

     Compensation and Nominating Committee. The functions of the Compensation Committee include such matters as considering and recommending to the Board and the Company's management the overall compensation programs of the Company, reviewing and approving the compensation payable to the senior management personnel of the Company and reviewing and monitoring the executive development efforts of the Company to assure development of a pool of management and executive personnel adequate for orderly management succession. The Compensation Committee: reviews significant changes in employee benefit plans and stock related plans; serves as the "Committee" under the Company's profit sharing plans, the stock incentive plan, stock appreciation and phantom stock plan for international employees, executive incentive compensation plans for the Company executives, supplementary retirement plan and deferred compensation plan; and identifies and recommends candidates for Directors of the Board, members of committees and the successor to the chief executive officer. The Compensation Committee considers suggestions as to nominees for Directors from any source, including any shareowner. To potentially be brought before the 2000 annual meeting, the recommendation must be in writing, submitted to the Corporate Secretary of Payless at 3231 South East Sixth Street, Topeka, Kansas, 66607, at least 75 and not more than 90 days prior to the 2000 annual meeting, and otherwise comply with the terms of the Company's Bylaws. The members of the Compensation Committee during the last fiscal year were Messrs. Hays (Chairman), Murphy and Boggan, each of whom was a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"), and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). During the 1998 fiscal year, the Compensation Committee met five times.

     The Board may, from time to time, establish certain other committees to act on behalf of the Board of Directors

COMPENSATION AND NOMINATING COMMITTEE REPORT

     The Compensation Committee (the "Committee") reviews and approves, among other things, the compensation payable to each of the executive officers named in the Summary Compensation Table on page 10.

     Compensation Philosophy. The Company's basic compensation philosophy is that the compensation program should:

     1) attract, retain and motivate highly qualified executives;

     2) be competitive;

     3) align the executive's compensation with the Company's objectives; and

     4) be related to the value created for shareowners.

     Compensation for executive officers is comprised of a base salary, bonus opportunities and long-term stock incentives. The Committee regularly reviews compensation based on the Company's compensation philosophy, the performance of Payless and competitive practices. As part of its review of competitive pay levels, the Committee looks at the base salary levels, annual bonus levels and long-term incentives of a broad group of companies, including some of the companies in the peer group represented in the Stock Price Performance graph on page 9, and other retail companies of similar size to Payless (the "survey companies").

     Base Salary. Base salaries are targeted at approximately the 50th percentile of base salaries for comparable executive officer positions at the survey companies. The Committee annually reviews and adjusts base salaries based on the Committee's discretionary assessment of each individual executive's performance and competitive pay levels. Base salaries for all executive officers increased an average of 6.5 percent during fiscal 1998.

     Bonus Opportunities. The Executive Incentive Compensation Plan (the "EICP") and the Executive Incentive Plan for Business Unit Management (the "EICP for Business Unit Management") provide an opportunity for all executive officers to earn bonuses based on both annual and long-term results. Both the annual and long-term bonus opportunities are targeted at approximately the 65th percentile of the bonus opportunities for comparable positions at the survey companies for targeted above-market performance. Executive officers are eligible to receive annual cash awards for individual fiscal years and long-term cash awards for long-term performance periods of three years. The long-term performance period covers fiscal 1996-1998.

     EICP. The annual and long-term awards are based upon attaining earnings per share ("EPS") targets and return on net assets ("RONA") performance standards relating to Payless as a whole. Awards are subject to automatic upward or downward adjustment to reflect the Company's performance in EPS growth and RONA as compared to a group of peer companies designated in advance by the Committee. The relative rank adjustment varies depending on the number of peer companies designated by the Committee. For fiscal 1998, the Committee designated the 17 peer companies comprising the peer group of companies used in the Stock Price Performance graph (the "Peer Group"). The Company's relative rank is determined based on data reviewed by the Company's independent public accountants. If Payless ranks first through fifth, the award for that measure is not less than the target level; if Payless ranks sixth through ninth, the award for that measure is not less than threshold level; and if Payless ranks fourteenth through eighteenth, the award for that measure is not more than threshold level.

     For annual and long-term performance periods beginning in fiscal 1999, the Committee determined that the following 16 companies will comprise the peer group: Gap, Inc., Limited, Inc., Ross Stores, Inc., The TJX Companies, Inc., Brown Group, Inc., Footstar, Inc., Genesco, Inc., Just for Feet, Inc., Nine West Group, Inc., Shoe Carnival, Inc., Finish Line, Inc., Venator Group, Inc., Dayton Hudson, Corp., Dollar General Corp., Family Dollar Stores, Inc. and Wal-Mart Stores, Inc. The Committee believes that the new peer group more closely resembles the Company's business and size.

     The long-term award is also subject to an automatic upward (up to 50%) or downward (up to 25%) adjustment based on the performance of the Company's Common Stock price over the long-term performance periods. For this purpose, the performance of the Company's Common Stock is based on the difference between the average closing price of the Company's Common Stock on the NYSE during the month of February of the calendar year in which a long-term performance period begins and the average closing price of the Company's Common Stock during the month of February of the calendar year in which such long-term performance period ends. However, for the first three long-term performance periods, which began in 1996, the price of the Company's Common Stock at the beginning of such periods is the average of the high and low daily trading prices of the Company's Common Stock on the NYSE for each of the first 30 trading days on which the Company's Common Stock traded on the NYSE.

     The annual award for fiscal 1998 could have ranged between 0% and 75% of base salary for the CEO, between 0% and 62.5% of base salary for the President and between 0% and 45% of base salary for the other executive officers named in the Summary Compensation Table. For fiscal 1998, the threshold annual award was 25% of base salary for the CEO, 20.83% of base salary for the President and 15% of the base salary for the other executive officers named in the Summary Compensation Table. The target annual award for fiscal 1998 was 50% of base salary for the CEO, 41.67% of base salary for the President and 30% of base salary for the other executive officers named in the Summary Compensation Table.

     The long-term award for fiscal 1998 could have ranged between 0% and 50% of average base salary over the long-term performance period for the CEO, between 0% and 41.67% of average base salary over the long-term performance period for the President and between 0% and 30% of average base salary over the long-term performance period for the other executive officers named in the Summary Compensation Table. For fiscal 1998, the threshold long-term award was 16.67% of average base salary over the long-term performance period for the CEO, 13.89% of average base salary over the long-term performance period for the President and 10% of average base salary over the long-term performance period for the other executive officers named in the Summary Compensation Table, and the target long-term award was 33.33% of average base salary over the long-term performance period for the CEO, 27.78% of average base salary over the long-term performance period for the President and 20% of average base salary over the long-term performance period for the other executive officers named in the Summary Compensation Table. All long-term awards are subject to the adjustment described above regarding stock price performance over the long-term period. The awards for the executive officers named in the Summary Compensation Table may also be adjusted downward on a discretionary basis by the Committee.

     For the three-year "long-term" performance period, fiscal 1996 to 1998, the Company's performance exceeded the maximum performance levels set by the Committee for both EPS and RONA. For the annual performance period, the Company's performance was between the threshold and the target performance level for EPS and below the threshold target for RONA. The Company's rank relative to the companies comprising the Peer Group was eighth with respect to annual RONA, eleventh with respect to annual EPS Growth, eighth with respect to long-term RONA and ninth with respect to long-term EPS Growth. Therefore the payout for annual RONA was adjusted to the threshold level and no adjustment was made for annual or long-term EPS or long-term RONA based on the Company's relative rank to the companies comprising the Peer Group. The price of the Company's Common Stock increased by $26.87 for the three-year "long-term" performance period above, resulting in a 50% increase in long-term bonuses.

     The above performance resulted in the following annual and long-term bonus awards:

                                                         ANNUAL BONUS AWARD            LONG-TERM BONUS AWARD
                                                     (PERCENTAGE OF BASE SALARY)    (PERCENTAGE OF BASE SALARY)
                                                     ---------------------------    ---------------------------
CEO..............................................              25.63%                            75%
President........................................              21.36%                          62.5%
Each other Executive Officer participating in the
  EICP...........................................              15.38%                            45%

     EICP for Business Unit Management. The EICP for Business Unit Management is modeled after the EICP and provides an opportunity for management employees of the Company and its subsidiaries who manage separate business units to earn bonuses based on both annual and long-term results of their business unit. The annual and long-term awards are based upon attaining annual earnings growth and RONA performance standards for a given business unit. The long-term award is also subject to an automatic upward (up to 50%) or downward (up to 25%) adjustment based on the performance of the Company's Common Stock price over the long-term performance periods.

     Long-Term Stock Incentives. The Company may provide for long-term stock incentives with stock options, restricted stock, stock appreciation rights, phantom stock and performance units, which are designed to attract, retain and motivate management associates and relate their compensation directly to the performance of the Company's Common Stock. The mixture of such awards is determined by the Committee in its discretion. The Committee has adopted a program for long-term stock incentives through the year 2001 with the goals of retaining and motivating executives, providing rewards commensurate with growth in the value of the Company and aligning management interests more closely with those of the Company's shareowners. As part of this policy, the Committee believes that the long-term incentives provided to the Company's executives should be targeted at approximately the 50th percentile of the long-term incentive opportunities for comparable positions at the survey companies. Consistent with the Company's compensation philosophy and because of the grants of options and restricted stock in 1997, no additional grants of options or restricted stock were made to the executive officers named in the Summary Compensation Table during fiscal 1998. The next grant of long-term stock incentives is anticipated to occur in fiscal 2000.

     CEO Pay. Based on the Company's compensation philosophy, effective May 3, 1998, the CEO's base salary increased to $675,000. The Committee noted that Mr. Douglass' compensation was below targeted levels.

     The CEO's bonus for 1998 of $679,253 was determined entirely by the quantitative criteria set forth above.

     Executive Stock Ownership. Payless believes that it is important for every executive of Payless to establish and maintain an equity ownership interest in Payless that is significant relative to his or her base salary. Accordingly, in 1997, the Company adopted the following minimum stock ownership guidelines for senior management, including executive officers.

                              OWNERSHIP GUIDELINES

                                                            VALUE OF SHARES OF PAYLESS
                                                              COMMON STOCK OWNED AS
                        POSITION                            A MULTIPLE OF BASE SALARY
                        --------                            --------------------------
CEO.....................................................            5.0 Times
President...............................................            3.5 Times
Executive Vice President................................            2.0 Times
Senior Vice President...................................            1.5 Times
Vice President..........................................            1.0 Times

     These guidelines are expected to be attained by the later of 2004 or within seven years of appointment to one of the above positions. The stock ownership guidelines may be satisfied through direct ownership of shares of Payless Common Stock, including share equivalents under the Profit Sharing Plan and phantom stock under the Deferred Compensation Plan. Restricted shares of Payless Common Stock, however, are not taken into account until they vest.

     Deductibility of Compensation. Section 162(m) of the Code generally limits a company's tax deduction to $1 million for compensation paid to the CEO and the five most highly compensated other executive officers who are executive officers on the last day of the tax year in question. However, exceptions are made for "performance-based" compensation.

     The Committee believes that all compensation paid to executive officers in fiscal 1998 is fully deductible and that all stock options granted in fiscal 1998 will, upon exercise, result in fully deductible compensation. The Committee's intention is to maintain full deductibility of compensation under the applicable law unless and until the Committee determines that this would not be in the best interests of the Company and its shareowners.

     Compensation and Nominating Committee:

Daniel Boggan Jr.

Thomas A. Hays -- Chairman

Michael E. Murphy

STOCK PRICE PERFORMANCE

     The graph below compares the cumulative total shareowner return on the Payless Common Stock against the cumulative returns of the Standard and Poor's Corporation Composite Index (the "S&P 500 Index") and the Peer Group, some of which are competitors used in determining bonuses under the Company's performance based bonus plans.

                   COMPARISON OF 33-MONTH CUMULATIVE RETURNS
             OF THE COMPANY, THE S&P 500 INDEX, AND THE PEER GROUP
LINE GRAPH

                                                         PAYLESS
                                                     SHOESOURCE, INC              S&P 500 INDEX             PEER GROUP INDEX
                                                     ---------------              -------------             ----------------
'5/6/96'                                                 100.00                      100.00                      100.00
'8/3/96'                                                 112.78                       96.99                      103.05
'11/2/96'                                                120.26                      111.31                      109.23
'2/1/97'                                                 132.16                      124.70                      103.12
'5/3/97'                                                 151.54                      130.01                      118.12
'8/2/97'                                                 211.45                      149.83                      147.94
'11/1/97'                                                196.48                      144.59                      146.28
'1/30/98'                                                229.30                      155.58                      160.03
'5/2/98'                                                 252.86                      177.11                      200.42
'8/1/98'                                                 199.12                      177.26                      226.77
'10/31/98                                                165.42                      174.47                      228.83
'1/30/99'                                                183.48                      203.89                      301.31

                      COMPARISON OF 33-MONTH TOTAL RETURNS

                                                MAY 4, 1996    JANUARY 29, 1999
                                                -----------    ----------------
Payless.....................................      $100.00          $183.48
S&P 500.....................................       100.00           203.89
Peer Group Index............................       100.00           301.31

     The graph assumes $100 invested on May 4, 1996 (the date of the Spin-Off) in Payless Common Stock, in the S&P 500 Index and in the Peer Group and assumes the reinvestment of dividends. Companies comprising the Peer Group are: Charming Shoppes, Inc., Circuit City Stores, Inc., Dayton Hudson Corporation, The Gap, Inc., The Home Depot, Inc., K-Mart Corporation, The Limited, Inc., Lowe's Companies, Inc., The Pep Boys-Manny, Moe & Jack, Inc., Price/Costco, Inc., Sears, Roebuck and Co., The TJX Companies, Inc., Tandy Corporation, Toys "R" Us, Inc., Wal-Mart Stores, Inc., Venator Group, Inc. (formerly Woolworth Corporation), and Footstar, Inc.

EXECUTIVE COMPENSATION

     The table below shows the compensation paid or accrued by the Company on behalf of the CEO and the Company's five other most highly compensated executive officers (determined as of the end of the last fiscal year) for the last three fiscal years ended January 30, 1999, January 31, 1998 and February 1, 1997, respectively or such shorter time as they were employed by Payless.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM COMPENSATION AWARDS
                                                                         -----------------------------------------
                                         ANNUAL COMPENSATION                               NUMBER OF     PAYOUTS
                                --------------------------------------                     SECURITIES   ----------
                                                            OTHER                          UNDERLYING   LONG-TERM
       NAME AND                              ANNUAL        ANNUAL          RESTRICTED        STOCK      INCENTIVE
  PRINCIPAL POSITION     YEAR   SALARY(1)   BONUS(2)   COMPENSATION(3)   STOCK AWARDS(4)    OPTIONS     PAYOUTS(5)
  ------------------     ----   ---------   --------   ---------------   ---------------   ----------   ----------
Steven J. Douglass.....  1998   $656,250    $173,003       $50,558          $      0              0      $506,250
  Chairman of the        1997    600,000     450,000        52,007           568,750         92,000       450,000
  Board and Chief        1996    587,500     438,540                         665,156        108,125
  Executive Officer
Richard A. Jolosky.....  1998    487,500     106,800        86,771                 0              0       312,500
  Vice Chairman(7)       1997    450,000     281,250        90,927           386,750         64,000       281,250
                         1996    450,000     328,905        52,539           498,867         87,000
Duane L. Cantrell......  1998    320,000      49,985                               0              0       146,250
  Executive Vice         1997    301,150     137,250                         200,200         33,000       137,250
  President Retail       1996    290,371     212,473                         210,633         14,938
  Operations
JoAnn Ogee.............  1998    290,000      45,371                               0              0       132,750
  Senior Vice            1997    195,675      92,812                         104,286         23,750        92,812
  President General
  Merchandise
  Manager -- Women's
Jed L. Norden..........  1998    276,200      42,910                               0              0       125,550
  Senior Vice            1997    267,800     120,500                         142,188         23,750       120,500
  President              1996    265,850     195,735                         192,156         15,000
  Human Resources
Ullrich E. Porzig......  1998    276,200      42,910                               0              0       125,550
  Senior Vice            1997    267,800     120,500                         142,188         23,750       120,500
  President Chief        1996    262,465     195,735                         192,156          7,500
  Financial Officer and
  Treasurer


       NAME AND             ALL OTHER
  PRINCIPAL POSITION     COMPENSATION(6)
  ------------------     ---------------
Steven J. Douglass.....     $  5,132
  Chairman of the              8,571
  Board and Chief            236,909
  Executive Officer
Richard A. Jolosky.....        5,132
  Vice Chairman(7)             8,571
                             221,506
Duane L. Cantrell......        5,132
  Executive Vice               8,571
  President Retail            79,769
  Operations
JoAnn Ogee.............        5,132
  Senior Vice                      0
  President General
  Merchandise
  Manager -- Women's
Jed L. Norden..........        5,132
  Senior Vice                  8,571
  President                   73,469
  Human Resources
Ullrich E. Porzig......        5,132
  Senior Vice                  8,571
  President Chief            142,913
  Financial Officer and
  Treasurer

-------------------------
(1) "Salary" reflects amounts paid to or deferred by the named executive officers during fiscal 1998. Annual salary changes for each of the named executive officers normally occur on May 1 of each year.

(2) "Annual Bonus" reflects the annual portion of the bonus paid to or deferred by the particular officer under the Company's EICP or EICP for Business Unit Management.

(3) "Other Annual Compensation" only includes amounts required to be reported under applicable SEC rules. For 1998, it includes for Mr. Douglass $14,156 of imputed income due to life insurance coverage paid by Payless, $15,475 of automobile allowance and $20,927 of imputed income due to personal use of an airplane owned by Payless; and for Mr. Jolosky $48,051 of imputed income due to life insurance coverage paid by Payless, $16,343 of automobile allowance and $22,377 of imputed income due to personal use of an airplane owned by Payless. For 1997, it includes for Mr. Douglass $14,112 of imputed income due to life insurance coverage paid by Payless, $16,803 of automobile allowance and $18,149 of imputed income due to personal use of an airplane owned by Payless; and for Mr. Jolosky $27,375 of imputed income due to life insurance coverage paid by Payless, $14,777 of automobile allowance and $46,386 of imputed income due to personal use of an airplane owned by Payless. "Other Annual Compensation" for 1996 includes, for Mr. Jolosky $18,253 of imputed income due to life insurance coverage paid by Payless, $14,013 of automobile allowance and $12,273 of imputed income due to personal use of an airplane owned by Payless.

(4) The dollar value of restricted stock awards is equal to the average of the high and low prices of Payless Common Stock on the date of grant, multiplied by the total number of shares granted to the named executive officer. One-third of the shares awarded in 1996 vested on May 4, 1996, an additional one-third vested on May 4, 1997 and the remaining one-third vested on May 4, 1998. The aggregate number of shares of restricted stock on which the restrictions have not lapsed and the value of such restricted stock owned by each of the named executive officers as of the end of fiscal year 1998 (at $51.9688 per share) was $649,610 for Mr. Douglass, representing 12,500 shares; $441,735 for Mr. Jolosky, representing 8,500 shares; $228,663 for Mr. Cantrell, representing 4,400 shares; $162,403 for Ms. Ogee representing 3,125 shares; $162,403 for Mr. Norden, representing 3,125 shares; and $162,403 for Mr. Porzig, representing 3,125 shares. Dividends will be paid on restricted shares at the same rate paid to all shareowners, if and when dividends are paid.

(5) "Long-Term Incentive Payouts" represents the long-term portion of the bonus paid under the Company's EICP or EICP for Business Unit Management. It includes amounts deferred by the particular officer. The long-term performance periods of the plan are being phased in so that the initial long-term performance period covered only fiscal 1996, the second long-term performance period covered fiscal 1996-1997, and the third long-term performance period covered fiscal 1996-1998. For 1996, the long-term portion of the bonus was included in the annual bonus.

(6) "All Other Compensation" represents the Company's contribution to the named executive officer's account in the Company's profit sharing plan. In addition, in 1996 "All Other Compensation" included payments to relocate Mr. Jolosky ($47,321) and Mr. Porzig ($72,528) and amounts awarded under the Company's Spin-Off Cash Plan. Under the Spin-Off Cash Plan employees who remained employed with Payless at certain dates were eligible to receive cash payments equal to a percentage of base pay. The percentage ranged from 10% to 37.5% of base pay. Executive officers other than the CEO and President of Payless were eligible to receive 25% of base pay under the Spin-Off Cash Plan. The CEO and President of Payless were eligible to receive 37.5% of base pay under the Spin-Off Cash Plan. One-half of the payment was paid on May 4, 1997, and the second half was paid on May 4, 1998.

(7) Mr. Jolosky served as President of the Company through January 28, 1999.

     The following table presents information with respect to exercised and unexercised options held by the named executive officers at January 30, 1999:

                AGGREGATED STOCK OPTION EXERCISES IN FISCAL 1998
                       AND FISCAL YEAR-END OPTION VALUES

                                                         NUMBER OF SHARES OF PAYLESS
                                                           COMMON STOCK UNDERLYING           VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS AT           IN-THE-MONEY OPTIONS
                              SHARES                           FISCAL-YEAR END              AT FISCAL-YEAR END(1)
                            ACQUIRED ON      VALUE       ----------------------------    ----------------------------
          NAME               EXERCISE       REALIZED     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE    EXERCISABLE
          ----              -----------    ----------    -------------    -----------    -------------    -----------
Steven J. Douglass......           0       $        0       83,500          116,625       $1,218,985      $2,045,179
Richard A. Jolosky......      50,750        1,639,094       63,250                0        1,128,422               0
Duane L. Cantrell.......           0                0       20,250           27,688          197,488         383,004
JoAnn Ogee..............           0                0       11,875           11,875           76,817          76,817
Jed L. Norden...........           0                0       15,625           23,125          167,570         354,633
Ullrich E. Porzig.......           0                0       15,625           15,625          167,570         167,570

-------------------------
(1) "In-The-Money Options" are options outstanding at the end of the 1998 fiscal year for which the fair market value of Payless Common Stock at the end of the 1998 fiscal year ($51.9688 per share) exceeded the exercise price of the options. Value is determined based on the difference between fair market value at the end of the 1998 fiscal year and the exercise price.

     Long Term Awards. During the 1998 fiscal year, each of the named executive officers became eligible to receive a potential long-term cash award for the three fiscal years 1998, 1999 and 2000. The following table shows the maximum long-term cash awards payable to each of them for these long-term periods.

                 LONG-TERM INCENTIVE PLAN AWARDS IN FISCAL 1998

                                                                              ESTIMATED MAXIMUM FUTURE
                                               PERFORMANCE OR OTHER PERIOD    PAYOUTS UNDER NON-STOCK
                   NAME                        UNTIL MATURATION OF PAYOUT       PRICE BASED PLAN(1)
                   ----                        ---------------------------    ------------------------
Steven J. Douglass.........................    Three Fiscal Year Period               $506,250
                                               (1998-2000) Ending 2/3/01
Richard A. Jolosky.........................    Three Fiscal Year Period                312,500
                                               (1998-2000) Ending 2/3/01
Duane L. Cantrell..........................    Three Fiscal Year Period                146,250
                                               (1998-2000) Ending 2/3/01
JoAnn Ogee.................................    Three Fiscal Year Period                132,750
                                               (1998-2000) Ending 2/3/01
Jed L. Norden..............................    Three Fiscal Year Period                125,550
                                               (1998-2000) Ending 2/3/01
Ullrich E. Porzig..........................    Three Fiscal Year Period                125,550
                                               (1998-2000) Ending 2/3/01

-------------------------
(1) Estimates are based on annual salaries as of January 30, 1999. Payouts may range from $0 to the "maximum" award value. The estimate above assumes that the individual remains eligible to participate throughout the long-term performance period, the maximum performance goals have been met, the Company's performance compared to the Peer Group is such that no downward adjustment is required for any award and that the stock price has increased sufficiently to result in the maximum stock price adjustment (all as described in the Compensation and Nominating Committee report on pages 5-8.) Actual payouts will be based on performance and the executive's average annual salary rate during the applicable performance period. The maximum dollar amount of any such award for any executive for any long-term performance period is $1,500,000.

     Profit Sharing Plans and Supplementary Retirement Plan. The Company's executive officers may participate in the Payless ShoeSource, Inc. Profit Sharing Plan. Contributions to this plan are related to the Company's performance each year. Subject to Management's discretion each year, the Company expects to contribute 2.5% of its pretax net profits to this plan annually. Eligible employees are able to voluntarily contribute to the profit sharing plans on both a before-tax and after-tax basis under Section 40l(k) of the Code. Eligible employees are also able to direct that the Company's contribution to their accounts and/or their voluntary contributions be invested in a Payless Common Stock fund or in one of several other investment funds.

     The Company does not have a broad-based, defined benefit retirement plan. The Company does, however, have a supplementary retirement plan (the "Supplementary Plan") covering employees who have had compensation in a calendar year equal to at least twice the amount of "wages" then subject to the payment of old age, survivor and disability insurance Social Security taxes. Under the Supplementary Plan, covered employees become entitled to a single life annuity retirement benefit equal to (i) 2% of the average of the highest three out of the last five fiscal years of total annual salary and bonuses (reported as salary and annual and long-term bonus in the Summary Compensation Table) multiplied by their years of service, up to a maximum of 25 years, reduced by
(ii) primary Social Security benefits, benefits provided under the Company's profit sharing plan and, benefits under retirement plans operated by May which may be payable to the employee and, if appropriate, by amounts to reflect early retirement. Benefits are payable upon retirement after reaching age 55 and completing at least 5 years of service. The minimum benefit under the Supplementary Plan is the amount of benefits provided by the Company which would have been payable under the Company's profit sharing plan and employer provided benefits under the May Profit Sharing Plan and May Retirement Plan, determined without regard to any statutory limits, less the amount of benefits actually payable under those plans.

     The Supplementary Plan provides that, in the event of a "change in control" (as defined in the Supplementary Plan), vesting would be accelerated in limited circumstances and benefits would not be forfeitable. The Company plans to establish a trust which will be funded upon a potential change in control to provide accrued benefits under the Supplementary Plan and which would, upon an actual change in control, become irrevocable.

     The following table shows the estimated aggregate annual benefits payable upon retirement (assuming a retirement in 1998 at age 65) for persons in specified compensation and years of service classifications covered by the Company's profit sharing plan and, if eligible, the Supplementary Plan. The individuals named in the Summary Compensation Table had, as of December 31, 1998, the following years of service, respectively: Mr. Douglass, 23 years; Mr. Jolosky, 22 years; Mr. Cantrell, 20 years; Ms. Ogee, 2 years; Mr. Norden, 14 years; and Mr. Porzig, 14 years.

                                                             YEARS OF SERVICE
                                                          ----------------------
AVERAGE ANNUAL EARNINGS                                      20       25 OR MORE
-----------------------                                      --       ----------
$  500,000..............................................  $200,000     $250,000
   600,000..............................................   240,000      300,000
   700,000..............................................   280,000      350,000
   800,000..............................................   320,000      400,000
   900,000..............................................   360,000      450,000
 1,000,000..............................................   400,000      500,000
 1,100,000..............................................   440,000      550,000
 1,200,000..............................................   480,000      600,000
 1,300,000..............................................   520,000      650,000
 1,400,000..............................................   560,000      700,000
 1,500,000..............................................   600,000      750,000

     Employment Contracts, Termination of Employment and Change in Control Arrangements. Each of the executive officers named in the Summary Compensation Table have individual contracts of employment with the Company which expire at various dates on or before May 31, 2001 and which provide for annual base salaries at rates not less than the amounts reported in the Summary Compensation Table.

     Payless has also entered into severance agreements with the executive officers named in the Summary Compensation Table and Mr. Hicks. The agreements provide that the executive is entitled to benefits if (i) a change in control of Payless (as defined in the relevant severance agreement) occurs and (ii) during the 180 days following such change in control, the executive determines in good faith that as a result of the change in control they are unable to execute their duties effectively. Following such 180-day period, employment must be actually or constructively terminated other than for cause or disability during the term of such severance agreement for benefits to be payable. Under the severance agreements, a change in control would include any of the following events: (i) any "person," as defined in the Exchange Act, acquires 50% or more of the Company's voting securities; (ii) a majority of the Company's Directors are replaced during a two-year period; or (iii) shareowners approve certain mergers, or a liquidation, or sale of all or substantially all of the Company's assets. The severance agreements provide a lump sum payment equal to three times the sum of (i) base salary at termination or, if greater, base salary immediately prior to the change in control plus (ii) target bonus with maximum share price adjustment for the year in which the change in control occurs. Each agreement also provides 36 months of continued medical and life insurance benefits and, if the terminated executive is within five years of his or her eligibility date, eligibility in the Company's post-retirement life and medical insurance benefits. The agreements with officers who are subject to Section 16(b) of the Exchange Act provide for a cash payment in cancellation of stock options. The agreement with the Chief Executive Officer provides a "tax gross-up" payment to ensure that the above-mentioned payments are not subject to net reduction due to imposition of excise taxes which are payable under Section 4999 of the Code. The agreements with the President and Vice Chairman provide for 50% of such payment. The Company plans to establish a trust which would be funded upon a potential change in control to provide the benefits under the severance agreements and which would, upon an actual change in control, become irrevocable.

     In addition, in the event of a change in control, (i) amounts deferred under the Company's deferred compensation plan will be immediately distributed to participants in a lump sum cash payment, (ii) all options and stock appreciation rights outstanding on that date will become immediately and fully exercisable, (iii) all restrictions on any restricted or phantom stock units will lapse and such shares and units will become fully vested and (iv) any performance units will be earned and become fully payable.

     Employment Agreement with Ken C. Hicks. On January 28, 1999, the Company entered into an employment agreement with Mr. Hicks for a term expiring on April 30, 2002. Mr. Hicks serves as the Company's President and a Director. For his services, Mr. Hicks will receive subject to the terms and conditions of the applicable plans and policies of the Company as in effect from time to time: (i) a signing bonus of $210,000, (ii) an annual salary of $500,000, (iii) a bonus of up to 125 percent of his base salary with a guaranteed minimum of $70,000 for the 1999 long-term portion, (iv) 65,000 stock options, (v) 6,000 shares of restricted stock and (vi) other benefits generally available to executive officers. The signing bonus will be paid in three equal installments, the first of which has been paid. The remaining installments will be paid on the first and second anniversaries of Mr. Hicks' hire date. The Company granted Mr. Hicks 65,000 stock options at the fair market value on the date of the grant vesting one-third on the earlier of May 14, 2003 or when the Company's stock price closes at $75 per share or higher for 20 consecutive trading days, one-third on the earlier of May 14, 2003 or when the Company's stock price closes at $95 per share or higher for 20 consecutive trading days and one-third on the earlier of May 14, 2005 or when the Company's stock price closes at $115 per share or higher for 20 consecutive trading days. Mr. Hicks is entitled to additional option grants in 2000 and 2001. The Company also granted Mr. Hicks 6,000 shares of restricted Payless common stock with the restrictions lapsing with respect to 3,000 shares on each anniversary of the grant. Mr. Hicks is entitled to an additional grant of restricted Payless stock in 2000. Mr. Hicks has agreed not to compete with the Company for two years from the actual termination of employment with the Company or, if there are more than two years remaining under Mr. Hicks' employment agreement, then until the expiration of his employment agreement.

BENEFICIAL STOCK OWNERSHIP OF DIRECTORS, NOMINEES, EXECUTIVE OFFICERS AND PERSONS OWNING MORE THAN FIVE PERCENT OF COMMON STOCK

     The following table sets forth certain information known to the Company regarding beneficial ownership of Payless Common Stock as of March 11, 1999 (including shares of the Company's Common Stock held in Payless Profit Sharing Plan account for executive officers) by (a) each person known by Payless to own beneficially more than 5% of the Payless Common Stock, (b) each Director and nominee for election as a Director of Payless and each of the executive officers named in the Summary Compensation Table on page 10, and all current Directors, nominees and executive officers as a group. The shares allocated to the accounts of participants named below in the Payless Profit Sharing Plan constitute less than one percent of Payless Common Stock (see note (2) below). On March 11, 1999, there were 32,158,789 shares of Common Stock outstanding.

                                           VOTING POWER (1)      INVESTMENT POWER (1)
                                         ---------------------   ---------------------                  PERCENT
                 NAME                      SOLE         SHARED     SOLE         SHARED        TOTAL     OF CLASS
                 ----                      ----         ------     ----         ------        -----     --------
HOLDER OF MORE THAN FIVE PERCENT OF
  COMMON STOCK
FMR Corp. .............................    471,944         0     2,416,684         0        2,416,684      7.5%
  82 Devonshire Street
  Boston, MA 02109-3614
Franklin Mutual Advisors, Inc. ........  2,430,180         0     2,430,180         0        2,430,180      7.6%
  51 John F. Kennedy Parkway
  Short Hills, NJ 07078
DIRECTORS, NOMINEES AND
  EXECUTIVE OFFICERS (2)
Daniel Boggan Jr. (3)..................          0         0             0         0                0     *
Howard R. Fricke (3)(4)................      7,070         0         6,670         0            7,070     *
Thomas A. Hays (3)(5)..................     29,575         0        29,175         0           29,575     *
Mylle B. Mangum (3)....................          0         0             0         0                0     *
Michael E. Murphy......................      4,570         0         4,170         0            4,570     *
Robert L. Stark (3)....................      3,166         0         2,766         0            3,166     *
Steven J. Douglass.....................    187,496         0       161,903         0          187,496     *
Richard A. Jolosky (6).................     27,524         0        19,024         0           27,524     *
Duane L. Cantrell......................     43,316         0        38,916         0           43,316     *
Jed L. Norden (7)......................     40,243       464        37,118       464           40,707     *
JoAnn Ogee.............................     16,514         0        25,264         0           16,514     *
Ullrich E. Porzig......................     32,378         0        29,253         0           32,378     *
All Directors, nominees and executive
  officers as a group (22 persons).....    620,583       464       550,083       464          621,047      1.9%

-------------------------
 *  Less than one percent.

(1) Shares shown as beneficially owned include shares subject to options which are presently exercisable or which will become exercisable on or before May 10, 1999, as follows: Steven J. Douglass -- 135,375 shares; Richard A. Jolosky -- 18,750 shares; Duane L. Cantrell -- 29,563 shares; JoAnn
    Ogee -- 11,875 shares; Jed L. Norden -- 25,000 shares; Ullrich E.
    Porzig -- 17,500 shares; all Directors, nominees and executive officers as a group -- 382,003 shares.

(2) The Payless Profit Sharing Plan provides for an investment fund which is invested in shares of Payless Common Stock (the "Payless Profit Sharing Plan Common Stock Fund"). As of February 28, 1999, the trust under the Payless Profit Sharing Plan owned approximately 746,944 shares of Payless Common Stock (approximately 2.3% of the shares of Payless Common Stock outstanding) in the Payless Profit Sharing Plan Common Stock Fund. Shares shown as beneficially owned by the persons referred to in the table include any shares allocated to their accounts under the Payless Profit Sharing Plan. The shares shown as to which sole voting power is indicated include shares of restricted stock which have not yet vested, but with respect to which the individual or group has been granted voting rights; restricted stock which has not vested is not included in shares as to which investment power is indicated.

(3) Does not include units credited to non-employee Director's accounts under the Deferred Compensation Plan for Non-Management Directors. As of May 10, 1999, the following Directors had the indicated units credited to their account under the plan: Mr. Boggan -- 1,873 units; Mr. Fricke -- 500 units; Mr. Hays -- 500 units; Ms. Mangum -- 1,782 units; and Mr. Stark -- 500 units. At the end of the deferral period, the units will be paid out in an equivalent number of shares of Payless common stock.

(4) Includes 4,000 shares owned by Mr. Fricke's spouse.

(5) Includes 26,505 shares held by a limited partnership of which Mr. Hays is a general and limited partner. Mr. Hays disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(6) Mr. Jolosky's ownership includes 6,411 shares held by a family trust.

(7) Includes 464 shares held by Mr. Norden's children, of which he disclaims beneficial ownership.

                    PROPOSAL II: RATIFICATION OF INDEPENDENT
                         PUBLIC ACCOUNTANTS OF PAYLESS

PROPOSAL II ON THE ACCOMPANYING PROXY CARD.

     Upon recommendation of the Audit and Finance Committee, the Board appointed Arthur Andersen LLP, independent public accountants, as auditors of Payless and its subsidiaries for the fiscal year ending January 29, 2000, subject to ratification by the shareowners at the Annual Meeting.

     A member of the firm of Arthur Andersen LLP will be present at the meeting to make such statements as that firm may desire and to answer any questions by shareowners.

THE BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF PAYLESS COMMON STOCK VOTE IN FAVOR OF PROPOSAL II.

                             ADDITIONAL INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE:

     Section 16(a) of the Exchange Act requires the Company's Directors, executive officers and greater than ten percent beneficial owners ("Reporting Persons") to file with the SEC initial reports of ownership and reports of changes in ownership of Payless Common Stock. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure by the Reporting Persons to file by these dates. During the fiscal year that ended January 30, 1999, to the Company's knowledge, all Section 16(a) filing requirements applicable to Reporting Persons were timely met. In making these statements, the Company has relied solely on a review of the copies of such reports furnished to it and written representations by Directors and executive officers that no reports other than those reviewed by the Company were required with respect to such fiscal year.

OTHER BUSINESS:

     Under the laws of Delaware, where Payless is incorporated, no business other than procedural matters may be raised at the annual meeting unless proper notice to the shareowners has been given. We do not expect any business to come up for shareowner vote at the meeting other than the items described in this booklet. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best.

PEOPLE WITH DISABILITIES:

     We can provide reasonable assistance to help you participate in the meeting if you tell us about your disability and your plan to attend. Please call or write the Secretary at least two weeks before the meeting at the number or address under "Questions" below.

OUTSTANDING SHARES:

     On April 2, 1999, the record date, 32,065,259 shares of common stock were outstanding. Each share of common stock has one vote.

HOW WE SOLICIT PROXIES:

     In addition to this mailing, Payless employees may solicit proxies personally, electronically or by telephone. The Company pays the costs of soliciting this proxy. We are paying Corporate Investor Communications, Inc. a fee of $5,000 plus expenses to help with the solicitation. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

SHAREOWNER PROPOSALS FOR NEXT YEAR:

     The deadline for shareowner proposals for next year's meeting is December 10, 1999. On written request, the Secretary will provide detailed instructions for submitting proposals.

QUESTIONS:

     If you have questions or need more information about the Annual Meeting of Shareowners, write to:

       Secretary
        Payless ShoeSource, Inc.
        3231 South East Sixth Street
        Topeka, KS 66607-6182

or call us at (785) 233-5171.

     For information about your record holdings you may call Payless Shareowner Services at 1-800-884-4225. For information regarding your holdings in the Payless Profit Sharing Plan you may call 1-888-544-7463. For information about your holdings in the Payless Stock Ownership Plan you may call 1-888-744-7463. We also invite you to visit the Company's Internet site at HTTP://WWW.PAYLESS.COM. Internet site materials are for your general information and are not part of this proxy solicitation.

                                          By Order of the Board of Directors,

                                          William J. Rainey
                                          Secretary

April 12, 1999

[PSS LOGO]                  PROXY CARD

                            PAYLESS SHOESOURCE, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING TO BE HELD ON MAY 28, 1999.

Shareowners of Payless ShoeSource, Inc.:

By signing this card, each of Jed L. Norden and William J. Rainey, or both or either of them, with full power of substitution, are appointed as proxies for the undersigned to vote all common shares held by the undersigned in Payless ShoeSource, Inc. at the May 28, 1999, Annual Meeting of Shareowners and at any adjournment of the meeting, on all subjects that may properly come before the meeting, subject to the directions on the other side of this card.

The Board of Directors recommends a vote FOR election of all listed director nominees, Proposal I, and FOR Proposal II on the other side of this card. IF NO DIRECTIONS ARE GIVEN, AND THIS CARD IS RETURNED SIGNED, THE UNDERSIGNED UNDERSTANDS THAT THE PROXIES WILL VOTE IN ACCORDANCE WITH THE ABOVE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AND IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

   Has your address changed?               Do you have any comments?

   ------------------------------          ------------------------------
   ------------------------------          ------------------------------
   ------------------------------          ------------------------------


To the Shareowners of Payless ShoeSource, Inc.:

You are cordially invited to attend the Annual Meeting of Payless ShoeSource shareowners which will be held at Washburn University, Bradbury Thompson Center, corner of 17th Street and Jewell Avenue, Topeka, Kansas on Friday, May 28, 1999, at 10:00 a.m., Central Daylight Saving Time.

Provided with this proxy card is a return envelope, the Company's 1998 Annual Report to Shareowners and the Proxy Statement for the 1999 Annual Meeting. It is important that you vote either by returning the proxy card or by using the Internet. Management's recommendation on each issue and the reasons for the recommendations are described in the Proxy Statement.



--------------------------------------------------------------------------------
              PLEASE PROMPTLY SIGN, DATE AND RETURN THE PROXY CARD
           USING THE ENCLOSED ENVELOPE OR VOTE BY USING THE INTERNET.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
       Please sign the proxy card exactly as your name(s) appear(s)on the reverse side of this card.
--------------------------------------------------------------------------------

[X]  PLEASE MARK VOTES
     AS IN THIS EXAMPLE.

------------------------------------------------------------------------


                            PAYLESS SHOESOURCE, INC.


-------------------------------------------------------------------------


Mark box at right if you plan to attend the Annual Meeting.      [ ]

Mark box at right if an address change or comment has been       [ ]
noted on the reverse side of this card.








Please be sure to sign and date this Proxy.  Date _______________
-------------------------------------------------------------------------

Shareowner sign here                                   Co-owner sign here
-------------------------------------------------------------------------


                  The Board of Directors recommends a vote FOR
                               Proposals I and II.

I.  Election of Directors.

                                                          Withhold
                                                   For    Authority  Exceptions
Election of Steven J. Douglass, Howard R.          [ ]      [ ]       [ ]
Fricke and Ken C. Hicks, each for three
year terms expiring in 2002.

INSTRUCTIONS: To vote your shares for all nominees in Proposal I, mark the FOR box. To withhold voting for all nominees in Proposal I, mark the WITHHOLD AUTHORITY box. If you do not wish your shares voted FOR a particular nominee in Proposal I, please mark the EXCEPTIONS box and enter the name(s) of the director(s) for whom you wish to withhold authority in the space provided below.

Exceptions:
--------------------------------------------------------------------------
                                                   For    Against  Abstain
II.  Ratification of the appointment of            [ ]     [ ]       [ ]
Arthur Andersen LLP as independent auditors.

CONTROL NUMBER:


DETACH CARD                                                          DETACH CARD

To vote by mail, please detach the proxy card above and return it in the enclosed envelope. To vote by Internet, please visit HTTP://WWW.UMB.COM/PROXY. If you are planning to attend the Annual Meeting, please save this Admission Ticket and bring it to the meeting for admission.

The Payless ShoeSource Annual Meeting of Shareowners will be held at:

                  WASHBURN UNIVERSITY, BRADBURY THOMPSON CENTER
                          17TH STREET AND JEWELL AVENUE
                                 TOPEKA, KANSAS
                              FRIDAY, MAY 28, 1999
                     10:00 A.M. CENTRAL DAYLIGHT SAVING TIME

                           TO VOTE USING THE INTERNET:
                           ---------------------------

1. Read the accompanying Proxy Statement.
2. Visit our Internet voting site at HTTP://WWW.UMB.COM/PROXY and follow the instructions on the screen.

Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the above proxy card. Please note that all votes cast by using the Internet must be submitted prior to 5:00 p.m. Central Daylight Saving Time, May 27, 1999. Your Internet vote is quick, convenient and is submitted immediately.

  IF YOU VOTE USING THE INTERNET, PLEASE DO NOT RETURN YOUR PROXY CARD BY MAIL.

                            THANK YOU FOR YOUR VOTE.

                                ADMISSION TICKET

PSS                          VOTING INSTRUCTION CARD

                             PAYLESS SHOESOURCE, INC.

  THIS VOTING INSTRUCTION CARD IS PROVIDED ON BEHALF OF THE BOARD OF DIRECTORS
               FOR THE ANNUAL MEETING TO BE HELD ON MAY 28, 1999

Shareowners of Payless ShoeSource, Inc.:

By signing this card, I instruct, as applicable, the bank, broker-dealer, or other designated record holder to vote all common shares beneficially owned by the undersigned in Payless ShoeSource, Inc. at the May 28, 1999, Annual Meeting of Shareowners and at any adjournment of the meeting, on all subjects that may properly come before the meeting, subject to the directions on the other side of this card.

The Board of Directors recommends a vote FOR election of all listed director nominees, Proposal I, and FOR Proposal II on the other side of this card. IF NO DIRECTIONS ARE GIVEN, AND THIS CARD IS RETURNED SIGNED, THE UNDERSIGNED UNDERSTANDS THAT THE APPLICABLE BANK, BROKER-DEALER OR OTHER DESIGNATED RECORD HOLDER WILL VOTE IN ACCORDANCE WITH THE ABOVE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AND IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

Has your address changed?                               Do you have my comments?

------------------------------                         -------------------------
------------------------------                         -------------------------
------------------------------                         -------------------------





To the Shareowners of Payless ShoeSource, Inc.:

You are cordially invited to attend the Annual Meeting of Payless ShoeSource shareowners which will be held at Washburn University, Bradbury Thompson Center, corner of 17th Street and Jewell Avenue, Topeka, Kansas on Friday, May 28, 1999, at 10:00 a.m., Central Daylight Saving Time.

Provided with this voting instruction card is a return envelope, the Company's 1998 Annual Report to Shareowners and the Proxy Statement for the 1999 Annual Meeting. It is important that you indicate your vote by returning the voting instruction card. Management's recommendation on each issue and the reasons for the recommendations are described in the Proxy Statement.



-------------------------------------------------------------------------------

        PLEASE PROMPTLY SIGN, DATE AND RETURN THE VOTING INSTRUCTION CARD
                          USING THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
         Please sign the voting instruction card exactly as your name(s)
                  appear(s) on the reverse side of this card.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

[X]  PLEASE MARK VOTES
     AS IN THIS EXAMPLE.

--------------------------------------------------------------------------------

                            PAYLESS SHOESOURCE, INC.

--------------------------------------------------------------------------------

Mark box at right if you plan to attend the Annual Meeting.                  [ ]


Mark box at right if an address change or comment has been noted             [ ]
on the reverse side of this card.





Please be sure to sign and date this card. Date _______________
--------------------------------------------------------------------------------


Shareowner sign here                                          Co-owner sign here
--------------------------------------------------------------------------------

                  The Board of Directors recommends a vote FOR

                               Proposals I and II.

I. Election of Directors.

                                                          Withhold
                                                   For    Authority   Exceptions
Election of Steven J. Douglass, Howard R.          [ ]       [ ]         [ ]
Fricke and Ken C. Hicks, each for three
year terms expiring in 2002.

INSTRUCTIONS: To vote your shares for all nominees in Proposal I, mark the FOR box. To withhold voting for all nominees in Proposal I, mark the WITHHOLD AUTHORITY box. If you do not wish your shares voted FOR a particular nominee in Proposal I, please mark the EXCEPTIONS box and enter the name(s) of the director(s) for whom you wish to withhold authority in the space provided below.

Exceptions:
______________________________________________________


                                                      For    Against     Abstain
II.  Ratification of the appointment of               [ ]      [ ]         [ ]
Arthur Andersen LLP as independent auditors.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

DETACH CARD                                                          DETACH CARD






       To indicate your vote, please detach the voting instruction card above and return it in the enclosed envelope. If you are planning to attend the Annual Meeting, please save this Admission Ticket and bring it to the meeting for admission.

       The Payless ShoeSource Annual Meeting of Shareowners will be held at:

                  WASHBURN UNIVERSITY, BRADBURY THOMPSON CENTER
                          17TH STREET AND JEWELL AVENUE
                                 TOPEKA, KANSAS
                              FRIDAY, MAY 28, 1999
                     10:00 A.M. CENTRAL DAYLIGHT SAVING TIME


                            THANK YOU FOR YOUR VOTE.

                                ADMISSION TICKET

PSS                          VOTING INSTRUCTION CARD

                             PAYLESS SHOESOURCE, INC.

CONFIDENTIAL VOTING INSTRUCTIONS TO THE BANK OF NEW YORK AS TRUSTEE UNDER THE PAYLESS SHOESOURCE, INC. PROFIT SHARING PLAN AND THE PAYLESS SHOESOURCE PROFIT SHARING PLAN FOR PUERTO RICO ASSOCIATES (EACH A "PROFIT SHARING PLAN" AND COLLECTIVELY THE "PROFIT SHARING PLANS") AND CHASEMELLON SHAREHOLDER SERVICES, L.L.C. AS TRUSTEE UNDER THE PAYLESS SHOESOURCE, INC. STOCK OWNERSHIP PLAN (THE "OWNERSHIP PLAN")

To the Members of the Profit Sharing Plans and the Ownership Plan:

By signing this card, I appoint the applicable Trustee to vote all shares of common stock of Payless ShoeSource, Inc. represented by units or shares credited to my account in the Ownership Plan as of April 2, 1999, (the record date) or the applicable Profit Sharing Plan(s) as of February 28, 1999, (the latest practicable date) at the May 28, 1999, Annual Meeting of the Shareowners of Payless ShoeSource, Inc. and at any adjournment of the Meeting, on all subjects that may properly come before the Annual Meeting subject to the directions on the other side of this card.

The Board of Directors recommends a vote FOR election of all listed director nominees, Proposal I, and FOR Proposal II on the other side of this card. IF NO DIRECTIONS ARE GIVEN, AND THIS CARD IS RETURNED SIGNED, THE UNDERSIGNED UNDERSTANDS THAT THE APPLICABLE TRUSTEE WILL VOTE IN ACCORDANCE WITH THE ABOVE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AND IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

Has your address changed?                              Do you have any comments?
--------------------------------------                 -------------------------
--------------------------------------                 -------------------------
--------------------------------------                 -------------------------



Provided with this confidential voting instruction card is a return envelope, the Company's 1998 Annual Report to Shareowners and the Proxy Statement for the 1999 Annual Meeting. It is important that you vote either by returning the voting instruction card or by using the Internet. Management's recommendation on each issue and the reasons for the recommendations are described in the Proxy Statement. The applicable Trustee will follow your voting instructions. These instructions cannot be disclosed by the Trustee.

The voting instruction card on the reverse side of this card will constitute your confidential voting instructions to ChaseMellon Shareholder Services, L.L.C. as Trustee under the Ownership Plan and The Bank of New York as Trustee under the Profit Sharing Plans.


--------------------------------------------------------------------------------

        PLEASE PROMPTLY SIGN, DATE AND RETURN THE VOTING INSTRUCTION CARD
           USING THE ENCLOSED ENVELOPE OR VOTE BY USING THE INTERNET.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         Please sign the voting instruction card exactly as your name(s)
                  appear(s) on the reverse side of this card.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

[X]  PLEASE MARK VOTES
     AS IN THIS EXAMPLE.


                    PAYLESS SHOESOURCE, INC.

Mark box at right if you plan to attend the Annual Meeting.                  [ ]


Mark box at right if an address change or comment has been noted
on the reverse side of this card.                                            [ ]





Please be sure to sign and date this card. Date _______________
--------------------------------------------------------------------------------

Shareowner sign here                                          Co-owner sign here
--------------------------------------------------------------------------------


                  The Board of Directors recommends a vote FOR
                               Proposals I and II.

I.  Election of Directors.


                                                        Withhold
                                                For     Authority     Exceptions

Election of Steven J. Douglass, Howard R.       [ ]        [ ]            [ ]
Fricke and Ken C. Hicks, each for three
year terms expiring in 2002.

INSTRUCTIONS: To vote your shares for all nominees in Proposal I, mark the FOR box. To withhold voting for all nominees in Proposal I, mark the WITHHOLD AUTHORITY box. If you do not wish your shares voted FOR a particular nominee in Proposal I, please mark the EXCEPTIONS box and enter the name(s) of the director(s) for whom you wish to withhold authority in the space provided below.

Exceptions:
____________________________________________________________



                                                         For   Against   Abstain
II. Ratification of the appointment of                   [ ]      [ ]      [ ]
Arthur Andersen LLP as independent auditors.
--------------------------------------------------------------------------------
CONTROL NUMBER:

DETACH CARD                                                          DETACH CARD

     To vote by mail, please detach the proxy card above and return it in the enclosed envelope. To vote by Internet, please visit
     HTTP://WWW.UMB.COM/PROXY. If you are planning to attend the Annual Meeting, please save this Admission Ticket and bring it to the meeting for admission.

     The Payless ShoeSource Annual Meeting of Shareowners will be held at:

                  WASHBURN UNIVERSITY, BRADBURY THOMPSON CENTER
                          17TH STREET AND JEWELL AVENUE
                                 TOPEKA, KANSAS
                              FRIDAY, MAY 28, 1999
                     10:00 A.M. CENTRAL DAYLIGHT SAVING TIME

                           TO VOTE USING THE INTERNET:

1. Read the accompanying Proxy Statement.
2. Visit our Internet voting site at HTTP://WWW.UMB.COM/PROXY and follow the instructions on the screen.

     Your Internet vote authorizes the applicable trustee to vote your shares to the same extent as if you marked, signed, dated and returned the above voting instruction card. Please note that all votes cast by using the Internet must be submitted prior to 5:00 p.m. Central Daylight Saving Time, May 25, 1999. Your Internet vote is quick, convenient and is immediately submitted.

                     IF YOU VOTE USING THE INTERNET, PLEASE DO NOT RETURN YOUR VOTING INSTRUCTION CARD BY MAIL.

                            THANK YOU FOR YOUR VOTE.

                                ADMISSION TICKET